Exhibit 107

Calculation of Filing Fee

424(b)(5)

(Form Type)

Southwest Gas Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(3)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, $1.00 par value per share	457(r)	4,112,607 shares	$60.12	$247,249,932.84	0.00011020	$27,246.94

Fees Previously Paid	—	—	—	—	—			—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					$247,249,932.84		$27,246.94

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$27,246.94

(1)	Includes 536,427 shares of common stock that may be purchased by the underwriters upon the exercise of their option to purchase additional shares.
(2)	Publicly communicated offering price.
(3)

The filing fee, calculated in accordance with Rule 457(r) under the Securities Act of 1933, has been transmitted to the Securities and Exchange Commission in connection with the securities offered by means of this prospectus supplement. This “Calculation of Filing Fee Table” shall be deemed to update the “Calculation of Registration Fee” table in the registrant’s registration statement on Form S-3ASR filed with the Securities and Exchange Commission on December 2, 2020 (File No. 333-251074-01).